Exhibit 99.1

For Immediate Release
February 20, 2017

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504.299.5208 or trisha.carlson@hancockwhitney.com

Whitney Receives Approval to Close Transaction with First NBC
Transaction to Acquire 9 Branches and Certain Assets and Liabilities

GULFPORT, Miss.  (February 20, 2017) — Hancock Holding Company (Nasdaq: HBHC) today announced that its banking subsidiary, Whitney Bank ("Whitney"), has received regulatory approval to acquire approximately $1.3 billion in loans, 9 branch locations with approximately $500 million in transaction and savings deposits, and to assume approximately $600 million in FHLB borrowings from First NBC Bank Holding Company's (Nasdaq: FNBC) banking subsidiary First NBC Bank ("First NBC").

The transaction was announced on December 30, 2016. On January 4, 2017 Whitney acquired approximately $160 million of the identified loans, and on January 27, 2017 Whitney acquired a second tranche of approximately $100 million of the identified loans as detailed in the purchase agreement. The transaction is expected to close March 10, 2017 subject to customary closing conditions.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations across the Gulf South. The company's banking subsidiary provides comprehensive financial products and services through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank locations in Louisiana and Texas, including traditional, online, and mobile banking; commercial and small business banking; private banking; trust and investment services; certain insurance services; and mortgage services. The company operates a loan production office in Nashville, Tennessee. More information is available at www.hancockwhitney.com.

Important Cautionary Statement About Forward-Looking Statements
 This news release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words "believes," "expects," "anticipates," "estimates," "intends," "plans," "forecast," "goals," "targets," "initiatives," "focus," "potentially," "probably," "projects," "outlook" or similar expressions or future conditional verbs such as "may," "will," "should," "would," and "could." Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements, including as a result of changes in the level of loans and deposits to be acquired, the ability to retain customers following closing, receipt of certain third party approvals and the ability to realize expected cost savings. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other periodic reports that we file with the SEC.

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